Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193086

Prospectus Supplement No. 4
(to Prospectus dated January 7, 2014)

2,172,405 Shares

PROFIRE ENERGY, INC.

Common Stock

This prospectus supplement supplements the prospectus, dated January 7, 2014 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-193086).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2014 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 2,172,405 shares of our common stock, which are held by the selling stockholders named in the Prospectus. The shares of common stock covered by the Prospectus and this prospectus supplement were previously issued by us in a private placement. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the OTCQB and the OTCBB under the symbol “PFIE”.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2014

ATTACHMENT A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52376	20-0019425
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Any information required under this Item 1.01 is incorporated by reference from Item 8.01 below.

Item 8.01	Other Events

On March 12, 2014, Profire Energy, Inc. (the “Company”) issued a press release announcing the completion of phase one of their expansion in the Utah office. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Company recently purchased additional warehouse space and created 17 additional office spaces and added three warehouse bays to their existing building. The company now has approximately 35,000 square feet of office and warehouse space at the Utah location.

No financing was required to purchase the additional space. Bays 6, 7, and 8 were purchased for $190,000, $525,000, and $260,000 respectively. Bay 6 added 1,927 square feet of space; Bay 7 added 7,129 square feet of space, and Bay 8 added 3,711 square feet of space.

The purchase of Bay 7 occurred on March 10, 2014 and the purchase of Bay 6 occurred on March 14, 2014. The closing of the purchase of Bay 8 occurred in February 2014. The bays were purchased from individuals who owned the bays and are unaffiliated with the Company, and such sellers do not have any relationship with the Company, other than in relation to such sales.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit

99.1 Profire Energy Corporate Update: Company Completes Utah Office Renovation, Expands Canada Staff, Opens Oklahoma Office

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFIRE ENERGY, INC.

Date: March 12, 2014	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Profire Energy Corporate Update: Company Completes Utah Office Renovation, Expands Canada Staff, Opens Oklahoma Office

EXHIBIT 99.1

PROFIRE ENERGY CORPORATE UPDATE:
COMPANY COMPLETES UTAH OFFICE RENOVATION, EXPANDS CANADA
STAFF, OPENS OKLAHOMA OFFICE

Company Completes First of Two Phases in Utah Build-Out as It Makes Room for Growing
Workforce; Total Employee Count Now Approximately 80

LINDON, Utah, March 13, 2014- Profire Energy, Inc. (OTCBB:PFIE), a technology company which manufactures, installs and services burner management systems and other combustion technologies for the oil and gas industry, today provided a corporate update regarding a number of recent developments and initiatives.

The Company has completed the first of two expansion phases for its Utah facilities. The first phase entailed the creation of 17 additional office spaces for new (and expected) sales, management, and administrative personnel, and was completed in early March. The second phase—which entails the renovation of its warehouse bays to more efficiently receive, assemble, store, and ship product—began in early March, after being approved by the Company’s Board of Directors.

The latter phase entails merging the existing bays (which are currently separated by walls), and implementing inventory-management technologies to help expedite handling of product and provide enhanced supply chain insight for management. Dedicated areas for quality-assurance testing, fabrication, assembly, and employee-training are also planned. The Company expects the second phase to be completed by fall of 2014.

The Company also provided an updated employee-total of approximately 80, with the recent hiring due (primarily) to the addition of three sales representatives in the US, seven service technicians in the US (primarily in Texas), and five R&D engineers in Canada. The increased hiring of engineering personnel is part of the Company’s strong emphasis on bringing innovate products to market, and is anticipated to help expedite new-product development.

The Company also confirmed that its Oklahoma office, which was announced in January, is now open and operational.

To learn more about Profire Energy or its products, please contact Profire Energy, or visit www.ProfireEnergy.com.

About Profire Energy, Inc.

Profire Energy assists energy production companies in the safe and efficient transportation, refinement and production of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent EPA standards and enhanced margins with their energy production processes, Profire Energy’s burner management systems are increasingly becoming part of their solution. To learn more about the company’s products and services, please visit www.ProfireEnergy.com. Profire Energy has offices in Lindon, Utah; Houston, Texas; and Edmonton, Alberta, Canada.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to statements regarding new and expected sale, management, and administrative personnel; the intended effects of increased efficiency in receiving, assembling, storing, and shipping product, derived from renovating the Company’s warehouse bays; plans to merge the existing bays or implement enhanced supply chain insight (as well as the rationales for such); the creation of dedicated areas for various supply chain purposes; the Company’ s strong emphasis on bringing innovative products to market, as well as the efficacy of such to help expedite new-product development; and the operational nature of the Oklahoma office. All such forward-looking statements are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company’s periodic reports filed with the Securities Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc.
Andrew Limpert, CFO
(801) 796-5127

Profire Energy, Inc.
Nathan McBride, Finance & Communications
(801) 796-5127

RedChip Companies, Inc.
Brendan Hopkins
1-800-RED-CHIP (733-2447), ext. 134

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